Exhibit 10.4

LatAm Logistic Properties S.A.

August 15, 2023

HC PropTech Partners III, LLC

Re:	Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Business Combination Agreement, dated on or about the date hereof (as amended from time to time in accordance with the terms thereof, the “BCA”), by and among (i) two, a Cayman Islands exempted company with limited liability (together with its successors, “SPAC”), (ii) LatAm Logistic Properties S.A., a company incorporated under the Laws of Panama (the “Company”), (iii) upon execution of a Joinder Agreement (as defined in the BCA), a to-be-formed Cayman Islands exempted company with limited liability (“Pubco”), (iv) upon execution of a Joinder Agreement, a to-be-formed Cayman Islands exempted company with limited liability to be a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and (v) upon execution of a Joinder Agreement, a to-be-formed company incorporated under the Laws of Panama to be a wholly-owned Subsidiary of Pubco (“Company Merger Sub”), pursuant to which, among other things, upon the consummation of the transactions contemplated by the BCA: (a) SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco; (b) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and, together with the SPAC Merger, the “Mergers”), and in connection therewith (i) the shares of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares, and (ii) any Company Convertible Securities will be terminated; and (c) as a result of such Mergers, SPAC and the Company each shall become wholly owned Subsidiaries of Pubco, and Pubco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in the BCA and in accordance with the applicable provisions of the Cayman Islands Companies Act and other applicable Law. Any capitalized terms used but not defined in this letter agreement (this “Agreement”) will have the meanings ascribed thereto in the BCA.

In connection with the transactions contemplated by the BCA, HC PropTech Partners III, LLC, a Delaware limited liability company (the “Sponsor”), has agreed to enter into this Agreement with the Company relating to the 3,852,611 SPAC Class B Ordinary Shares (together with any Pubco Ordinary Shares issued in exchange therefor in the SPAC Merger, the “Sponsor Founder Shares”) held by the Sponsor that were initially purchased by the Sponsor (or a predecessor holder to the Sponsor) in a private placement prior to the IPO. Promptly after the Company receives the certificate of incorporation (or equivalent document) of Pubco following the formation of Pubco from the applicable Governmental Authority (and in any event within two (2) Business Days thereof), the Company shall cause Pubco to duly execute and deliver to SPAC a joinder agreement in the form attached as Exhibit A hereto (a “Sponsor Letter Joinder”) to become party to this Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, the Company and, upon its execution and delivery of a Sponsor Letter Joinder, Pubco hereby agree as follows:

1.	The parties hereby agree that at the Closing, the Sponsor will retain a number of Sponsor Founder Shares (the “Retained Founder Shares”) equal to 2,652,611 Sponsor Founder Shares (as adjusted pursuant to pursuant to Section 2 below, the “Baseline Retained Founder Shares”), plus 0.048 Sponsor Founder Shares for each dollar of Additional Capital above Twenty-Five Million U.S. Dollars ($25,000,000), up to a maximum amount of Retained Founder Shares equal to the total of 3,852,611 Sponsor Founder Shares less any Additional Transferred Shares (as defined below). Any Sponsor Founder Shares which are not to be retained by the Sponsor at the Closing pursuant to this Section 1 (the “Non-Retained Founder Shares”) shall be surrendered by the Sponsor to Pubco as of the Closing and be cancelled by Pubco promptly after its receipt thereof. For the avoidance of doubt, if the Closing does not occur for any reason, the Sponsor shall not be obligated to surrender or cancel any of the Sponsor Founder Shares pursuant to this Section 1. No later than two (2) Business Days prior to the Closing Date, the Sponsor shall deliver to the Company and Pubco a schedule (the “Founder Share Schedule”) setting forth the Sponsor’s good faith determination of (a) the amount of Additional Capital, (b) the number of Retained Founder Shares and (c) the number of Non-Retained Founder Shares, together with documents supporting the calculations thereof. The Company or Pubco may in good faith dispute the Founder Share Schedule by delivering a written notice (email being sufficient) to the Sponsor no later than the Business Day following the receipt thereof, setting forth in reasonable detail the basis for disputed items. The Sponsor, the Company and Pubco shall in good faith resolve any such disputed items as promptly as possible after the Sponsor’s receipt of such notice of dispute. The Founder Share Schedule shall not be deemed final and binding until mutually agreed (such agreement not to be unreasonably withheld, delayed or conditioned) by the Sponsor, the Company and Pubco. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of Retained Founder Shares will be rounded up to the nearest whole share.

2.	If SPAC seeks an amendment of its Organizational Documents to extend its deadline to consummate its Business Combination beyond January 1, 2024, the Sponsor will agree to transfer to Public Shareholders or surrender to SPAC and cancel up to 500,000 Sponsor Founder Shares (such number of shares actually transferred or surrendered, the “Additional Transferred Shares”) as necessary in order to obtain such Extension (including as determined appropriate by the Sponsor to limit Public Shareholders from redeeming funds from the Trust Account in connection with such Extension), in such amounts and on such terms and conditions as to be mutually agreed to in good faith by the Sponsor and the Company. Notwithstanding anything to the contrary contained in this Agreement or the BCA, the amount of Baseline Retained Founder Shares will be increased by one (1) share for each two (2) Additional Transferred Shares transferred or surrendered pursuant to this Section 2.

3.	This Agreement (including the BCA, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified, or waived as to any particular provision, except by a written instrument executed by all parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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4.	No party hereto may assign either this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section 4 shall be null and void ab initio and of no force or effect. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

5.	Any notice, consent, or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.3 of the BCA, with any notice to the Sponsor being to HC PropTech Partners III, LLC, and with any notice to Pubco being to the address set forth in Pubco’s Joinder Agreement.

6.	This Agreement shall be construed, interpreted, governed and enforced in a manner consistent with the provisions of the BCA. The provisions set forth in Sections 9.2, 9.6 through 9.10 and 9.13 through 9.16 of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

7.	This Agreement shall terminate at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

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Please indicate your agreement to the foregoing by signing in the space provided below.

The Company:

LATAM LOGISTIC PROPERTIES S.A.

By:	/s/ Esteban Saldarriaga
Name:	Esteban Saldarriaga
Title:	Chief Executive Officer

Accepted and agreed, effective as of the date first set forth above:

Sponsor:

HC PROPTECH PARTNERS III, LLC

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Authorized Signatory

[Signature Page to Sponsor Letter Agreement]

Exhibit A

Form of

Pubco Joinder to Sponsor Letter Agreement

This Joinder Agreement, dated as of [●] 2023 (this “Joinder”), is executed and delivered by [Pubco], a Cayman Islands exempted company with limited liability (“Pubco”), pursuant to the letter agreement, dated as of August 15, 2023 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Sponsor Letter Agreement”) by and between LatAm Logistic Properties S.A., a company incorporated under the Laws of Panama (the “Company”), and HC PropTech Partners III, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Sponsor Letter Agreement (or if not defined therein, in the BCA (as such term is defined in the Sponsor Letter Agreement)).

1.	Joinder to the Business Combination Agreement. Upon the execution of this Joinder by Pubco and delivery hereof to the Company and the Sponsor, Pubco shall become party to the Sponsor Letter Agreement, and will be fully bound by, and subject to, all of the terms and conditions of the Sponsor Letter Agreement as the “Pubco” party thereto as though an original party thereto for all purposes thereof and with all the rights, privileges, obligations and responsibilities of Pubco as set forth therein as of the date of this Joinder set forth above. Pubco hereby acknowledges that it has received and reviewed a complete copy of the Sponsor Letter Agreement.

2.	Incorporation by Reference. All terms and conditions of the Sponsor Letter Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

IN WITNESS WHEREOF, Pubco has duly executed and delivered this Joinder as of the date first above written.

Pubco:

[PUBCO]

By:
Name:
Title: